Exhibit 99.1

HAMPSHIRE ANNOUNCES RESIGNATION OF HEATH GOLDEN;
APPOINTS PAUL BUXBAUM AS CEO

-- HERBERT ELISH TO RETIRE FROM BOARD OF DIRECTORS --
-- COMPANY COMMENTS ON 2012 --

New York, NY – January 22, 2013 – Hampshire Group, Limited (OTC Markets: HAMP), a leading provider of sportswear, today announced that Heath Golden has resigned as President and Chief Executive Officer. Effective with his resignation, Mr. Golden will also step down from his position as a Director on the Company’s Board. The Board has appointed current board member, Mr. Paul Buxbaum, to serve as Hampshire Group’s CEO.  Mr. Golden has agreed to remain as a consultant to the Company to assist with certain transitional matters.

“Heath Golden has overseen Hampshire through a difficult period in its history and led a transformation of our business, resulting in a Company with prospects of growth and profitability.  On a personal level, we wish him the best,” said Peter Woodward, Chairman of the Board of Directors.

Mr. Buxbaum, 57, joined Hampshire Group in 2011 after the Company’s acquisition of Rio Garment.  Personally and through his firm, the Buxbaum Group, Mr. Buxbaum has extensive experience leading consumer product and apparel companies.  Most recently, he was Chief Executive Officer and Board Member of Haggar Clothing Company.

Mr. Golden stated, “At this point in time, I believe the Company is well positioned for profitable growth and that Paul Buxbaum has the skills required to drive operational execution.  The Company is fortunate to have an experienced apparel operator as a member of its Board of Directors and a significant shareholder.  I depart knowing that the company is in capable hands and look forward to observing its continued growth.”

Additionally, the Company announced the retirement of long-time board member, Mr. Herbert Elish.

“Having served as a member of the Hampshire Group Board of Directors from 1986 to 2000 and again since 2005, Mr. Elish has served the Company through both strong and challenging times and we are grateful for the dedication and experience he brought to the Board,” Mr. Woodward concluded.

Concerning 2012 financial results, the Company believes that it will be profitable on an adjusted EBITDA basis for the fourth quarter and second half of 2012, although not to levels previously stated.  The full financial results of the Company for 2012 will be released in March, 2013.

About Hampshire Group

Hampshire Group, Limited, (www.hamp.com) along with its wholly-owned subsidiaries, Hampshire Brands, Inc., Rio Garment S.A. and scott james, LLC, is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children. The Company also offers a full sportswear collection for men through the scott james® brand that is sold primarily at upscale department and specialty stores and online at www.scottjamesonline.com.

CONTACTS

Investors:
MBS Value Partners
Gentra Cartwright/Betsy Brod
(212) 750-5800

Media:
Berns Communications Group
Jessica Liddell/Melissa Jaffin
212-994-4660

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